Exhibit 99.1

Contact:	Michele Harrison
Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Q2 2010 diluted EPS of $0.85, up 31% over Q2 2009, on 9.9% Growth in System-Wide Comparable Bakery-Cafe Sales
HIGHLIGHTS
•	Q2 2010 net income increased 33% versus Q2 2009 to $27 million

•	Operating margin increased 230 bps in Q2 2010 over Q2 2009

•	Repurchased $71 million of shares in Q2 2010

•	Full Year 2010 EPS target increased to $3.50 to $3.52 (up 26% to 27% versus FY 2009)
St. Louis, MO, July 27, 2010 – Panera Bread Company (Nasdaq: PNRA) today reported net income of $27 million, or $0.85 per diluted share, for the second quarter ended June 29, 2010. These results include the favorable impact of $0.01 per diluted share from the Company’s repurchase of 897,556 shares under its $600 million share repurchase authorization. This favorable impact was offset by the negative impact of $0.05 per diluted share related to an on-going unclaimed property audit. The second quarter of fiscal 2010 results compare to net income of $20 million, or $0.65 per diluted share, for the second quarter ended June 30, 2009, and represent a 31% year-over-year increase in diluted earnings per share.
For the twenty-six weeks ended June 29, 2010, net income was $53 million, or $1.67 per diluted share. These results compare to net income of $37 million, or $1.21 per diluted share, for the twenty-six weeks ended June 30, 2009, and represent a 38% year-over-year increase in diluted earnings per share.
The Company’s second quarter and year-to-date fiscal 2010 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	June 29, 2010	June 30, 2009	Change

Total revenue	$378,124	$330,794	14%
Net income	$26,704	$20,029	33%
Diluted earnings per share	$0.85	$0.65	31%
Shares used in diluted EPS	31,512	30,959

	For the 26 Weeks Ended		Percentage
	June 29, 2010	June 30, 2009	Change

Total revenue	$742,334	$651,503	14%
Net income	$52,549	$37,461	40%
Diluted earnings per share	$1.67	$1.21	38%
Shares used in diluted EPS	31,519	30,849

Second Quarter Fiscal 2010 Results and Business Review
Comparable Bakery-Cafe Sales Growth
System-wide comparable bakery-cafe sales increased 9.9% in the second quarter of fiscal 2010 versus the comparable period in fiscal 2009. Company-owned comparable bakery-cafe sales increased 9.6% in the second quarter of fiscal 2010 versus the comparable period in fiscal 2009 and franchise-operated comparable bakery-cafe sales increased 10.1% in the second quarter of fiscal 2010 versus the comparable period in fiscal 2009.
The Company-owned comparable bakery-cafe sales increase of 9.6% in the second quarter of fiscal 2010 included the following year-over-year components: transaction growth of 1.9% and average check growth of 7.7%. Average check growth in turn was comprised of retail price increases of approximately 2.5% and mix impact of approximately 5.2%. A schedule of comparable bakery-cafe sales information is attached as Schedule III.
Operating Margin Improvement
In the second quarter of fiscal 2010, the Company generated operating margin improvement of approximately 230 basis points compared to the second quarter of fiscal 2009, driven primarily by leverage from comparable bakery-cafe sales increases, purchasing efficiencies, and category management initiatives. This is the ninth consecutive quarter of year-over-year operating margin expansion of 100 basis points or greater.
Capital Deployment
During the second quarter of fiscal 2010, the Company repurchased 897,556 shares at an average share price of $78.95. An additional 101,001 shares were repurchased through the first 27 days of the third quarter of fiscal 2010 at an average share price of $74.64. To date, the Company has repurchased a total of 1,025,986 shares under the program for an aggregate purchase price of $80 million, leaving approximately $520 million under the existing $600 million repurchase authorization.
Average weekly sales (“AWS”) for Company-owned new units in the second quarter of fiscal 2010 was $39,523 compared to $35,580 in the second quarter of fiscal 2009. AWS for Company-owned new units year-to-date through the second quarter of fiscal 2010 was $42,755 compared to $37,314 in the same period of fiscal 2009. A schedule of the Company’s second quarter fiscal 2010 AWS is attached as Schedule II.

During the second quarter of fiscal 2010, the Company and its franchisees opened 13 new bakery-cafes system-wide, resulting in 1,399 bakery-cafes open system-wide as of June 29, 2010. Additionally, during the second quarter of fiscal 2010, the Company sold three bakery-cafes in its Mobile, Alabama market to an existing franchisee and acquired a majority interest in three bakery-cafes in the Ontario, Canada market from a franchisee. The breakdown of Company-owned and franchise-operated bakery-cafes are as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of March 30, 2010	588	800	1,388
Bakery-cafes opened	8	5	13
Bakery-cafes closed	(1)	(1)	(2)

Bakery-cafes as of June 29, 2010	595	804	1,399

Third and Fourth Quarter Fiscal 2010 Outlook
Third Quarter Fiscal 2010 Targets
Diluted EPS Target
For the third quarter of fiscal 2010, the Company is targeting earnings per diluted share of $0.71 to $0.73 versus $0.61 per diluted share in the third quarter of fiscal 2009. This earnings per diluted share target does not assume any additional share buyback beyond the $0.02 per diluted share impact from the shares repurchased as of the date of this earnings release. If the Company meets this target, diluted earnings per share will grow 16% to 20% in the third quarter of fiscal 2010 versus the comparable period in fiscal 2009. If the Company is able to deliver 16% to 20% diluted earnings per share growth in the third quarter of fiscal 2010, this will be on top of 35% year-over-year diluted earnings per share growth in the third quarter of fiscal 2009.
This third quarter of fiscal 2010 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The Company’s third quarter fiscal 2010 Company-owned comparable bakery-cafe sales growth is targeted at 5.0% to 6.0% versus the comparable period in fiscal 2009. The assumptions underlying this comparable bakery-cafe sales growth target for the third quarter are flat transaction growth and average check growth of approximately 5.0% to 6.0%, with average check growth comprised of retail price increases of approximately 2.5% and mix impact of approximately 2.5% to 3.5%.
The Company announced today system-wide comparable bakery-cafe sales in the first twenty-seven days of the third quarter of fiscal 2010 were up approximately 7.8%. Company-owned comparable bakery-cafe sales in the first twenty-seven days of the third quarter of fiscal 2010 were up approximately 6.5% versus the comparable period in fiscal 2009, while franchise-operated comparable bakery-cafe sales were up approximately 8.7% during the same period.
Operating Margin Improvement
In the third quarter of fiscal 2010, the Company is targeting 0 to 50 basis points of improvement in operating margin.

New Unit AWS and Development
The Company is targeting approximately 20 to 22 system-wide new unit openings in the third quarter of fiscal 2010 with average weekly sales for Company-owned new units consistent with its full year target of $36,000 to $38,000.
Fourth Quarter Fiscal 2010 Targets
Diluted EPS Target
For the fourth quarter of fiscal 2010, the Company is targeting earnings per diluted share of $1.11 to $1.13 versus $0.95 per diluted share in the fourth quarter of fiscal 2009. This earnings per diluted share target does not assume any additional share buyback, but does include the $0.03 per diluted share impact of shares repurchased as of the date of this release. If the Company meets this target, diluted earnings per share will grow 17% to 19% in the fourth quarter of fiscal 2010 versus the comparable period in fiscal 2009. This fourth quarter of fiscal 2010 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The Company’s fourth quarter fiscal 2010 Company-owned comparable bakery-cafe sales growth is targeted at 4.0% to 6.0% versus the comparable period in fiscal 2009. The assumptions underlying this comparable bakery-cafe sales growth target for the fourth quarter are transaction growth of 1.0% to 3.0% and average check growth of approximately 3.0%, with average check growth comprised of retail price increases of approximately 2.0% and mix impact of approximately 1.0%.
Operating Margin Improvement
In the fourth quarter of fiscal 2010, the Company is targeting 0 to 50 basis points of improvement in operating margin.
New Unit AWS and Development
The Company is targeting approximately 39 to 41 system-wide new unit openings in the fourth quarter of fiscal 2010 with average weekly sales for Company-owned new units consistent with its full year target of $36,000 to $38,000.
Full Year Fiscal 2010 Targets
Raising Full Year Fiscal 2010 Targets
Diluted EPS Target
The Company is raising its target earnings per diluted share to $3.50 to $3.52. If the Company meets its target, it would generate diluted earnings per share growth of 26% to 27% in fiscal 2010. This is an increase from the Company’s prior full year fiscal 2010 earnings per diluted share target of $3.40 to $3.44 and includes the $0.06 per diluted share impact from the share repurchase activity as of the date of this release, the strength of the second quarter fiscal 2010 results, and the Company’s greater confidence in its expectations for Company-owned comparable bakery-cafe sales growth.

The fiscal 2010 diluted earnings per share target assumes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The Company is raising its fiscal 2010 target for Company-owned comparable bakery-cafe sales to growth of 7.0% to 8.0% from 6.5% to 7.5%. The increase in assumption for Company-owned comparable bakery-cafe sales growth reflects the strength of the business in the second quarter of fiscal 2010. This target assumes transaction growth of between 1.5% and 2.0% and average check growth of approximately between 5.5% and 6.0%.
Operating Margin Improvement
The Company’s target remains an improvement of approximately 100 to 150 basis points in operating margin for fiscal 2010.
New Unit AWS and Development
The Company now believes new unit development will end the year in the lower half of the 80 to 90 system-wide new unit opening target for fiscal 2010 with average weekly sales for Company-owned new units of $36,000 to $38,000.
Concluding Comment
Chief Executive Officer Bill Moreton commented, “I am pleased to report another strong quarter with our earnings per share growing 31% over the prior year. This comes on top of the 25% EPS growth on a year-over-year basis in the second quarter of 2009. Our strategy of investing in the quality of our customers’ experience to drive differentiation and competitive advantage continues to pay dividends. Additionally, we have increased our investments in marketing, operations and product development, which we believe will contribute to our medium and longer term success. As a result, we believe we will continue to be able to drive shareholder value and are targeting a long-term growth rate of 15% to 20% annually for the next 3 to 5 years.”

Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, July 28, 2010 to discuss second quarter fiscal 2010 results, preliminary comparable bakery-cafe sales results for the first twenty-seven days of the third quarter of fiscal 2010, and full year and third quarter fiscal 2010 targets and business outlook. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
We include in this release information on Company-owned, franchise-operated and system-wide comparable bakery-cafe sales percentages. Company-owned comparable bakery-cafe sales percentages are based on sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we modified the method by which we determine bakery-cafes included in our comparable bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition occurred prior to the first day of our prior fiscal year.  Comparable bakery-cafe sales exclude closed locations.
Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies.  We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.

Panera Bread Company owns and franchises 1,399 bakery-cafes as of June 29, 2010 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across this country and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com.
Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipate”, and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our Securities and Exchange Commission reports, including our Form 10-K for the year ended December 29, 2009 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 29, 2010	June 30, 2009

Revenues:
Bakery-cafe sales	$322,424	$281,644
Franchise royalties and fees	21,641	19,157
Fresh dough and other product sales to franchisees	34,059	29,993

Total revenue	378,124	330,794
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$90,714	$84,059
Labor	103,031	90,669
Occupancy	24,651	24,086
Other operating expenses	43,923	38,677

Total bakery-cafe expenses	262,319	237,491
Fresh dough and other product cost of sales to franchisees	27,802	24,992
Depreciation and amortization	16,915	16,579
General and administrative expenses	24,105	18,445
Pre-opening expenses	880	405

Total costs and expenses	332,021	297,912

Operating profit	46,103	32,882
Interest expense	165	209
Other expense, net	3,010	160

Income before income taxes	42,928	32,513
Income taxes	16,273	12,278

Net income	26,655	20,235
Less: net (loss) income attributable to noncontrolling interest	(49)	206

Net income attributable to Panera Bread Company	$26,704	$20,029

Earnings per common share attributable to Panera Bread Company:
Basic	$0.86	$0.65

Diluted	$0.85	$0.65

Weighted average shares of common and common equivalent shares outstanding:
Basic	31,195	30,595

Diluted	31,512	30,959

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 29, 2010	June 30, 2009

Revenues:
Bakery-cafe sales	$634,924	$554,526
Franchise royalties and fees	42,504	37,784
Fresh dough and other product sales to franchisees	64,906	59,193

Total revenue	742,334	651,503
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$181,025	$165,050
Labor	203,713	180,210
Occupancy	49,041	47,358
Other operating expenses	83,458	74,857

Total bakery-cafe expenses	517,237	467,475
Fresh dough and other product cost of sales to franchisees	52,637	49,771
Depreciation and amortization	33,924	32,998
General and administrative expenses	49,117	38,846
Pre-opening expenses	1,156	745

Total costs and expenses	654,071	589,835

Operating profit	88,263	61,668
Interest expense	333	375
Other expense (income), net	3,316	(158)

Income before income taxes	84,614	61,451
Income taxes	32,114	23,189

Net income	52,500	38,262
Less: net (loss) income attributable to noncontrolling interest	(49)	801

Net income attributable to Panera Bread Company	$52,549	$37,461

Earnings per common share attributable to Panera Bread Company:
Basic	$1.69	$1.23

Diluted	$1.67	$1.21

Weighted average shares of common and common equivalent shares outstanding:
Basic	31,183	30,491

Diluted	31,519	30,849

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 29, 2010	June 30, 2009

Revenues:
Bakery-cafe sales	85.3%	85.1%
Franchise royalties and fees	5.7	5.8
Fresh dough and other product sales to franchisees	9.0	9.1

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.1%	29.8%
Labor	32.0	32.2
Occupancy	7.6	8.6
Other operating expenses	13.6	13.7

Total bakery-cafe expenses	81.4	84.3
Fresh dough and other product cost of sales to franchisees (2)	81.6	83.3
Depreciation and amortization	4.5	5.0
General and administrative expenses	6.4	5.6
Pre-opening expenses	0.2	0.1

Total costs and expenses	87.8	90.1

Operating profit	12.2	9.9
Interest expense	—	0.1
Other expense, net	0.8	—

Income before income taxes	11.4	9.8
Income taxes	4.3	3.7

Net income	7.0%	6.1%
Less: net (loss) income attributable to noncontrolling interest	—	0.1

Net income attributable to Panera Bread Company	7.1%	6.0%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 29, 2010	June 30, 2009

Revenues:
Bakery-cafe sales	85.5%	85.1%
Franchise royalties and fees	5.7	5.8
Fresh dough and other product sales to franchisees	8.7	9.1

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.5%	29.8%
Labor	32.1	32.5
Occupancy	7.7	8.5
Other operating expenses	13.1	13.5

Total bakery-cafe expenses	81.5	84.3
Fresh dough and other product cost of sales to franchisees (2)	81.1	84.1
Depreciation and amortization	4.6	5.1
General and administrative expenses	6.6	6.0
Pre-opening expenses	0.2	0.1

Total costs and expenses	88.1	90.5

Operating profit	11.9	9.5
Interest expense	—	0.1
Other expense (income), net	0.4	—

Income before income taxes	11.4	9.4
Income taxes	4.3	3.6

Net income	7.1%	5.8%
Less: net (loss) income attributable to noncontrolling interest	—	0.1

Net income attributable to Panera Bread Company	7.1%	5.7%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

Historical System-Wide AWS
	2009	2008	2007	2006
AWS	$39,926	$39,239	$38,668	$39,150

	2010 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2010 Opens	2009 Opens	2008 Opens	2010		2009 Opens	2008 Opens &
	[a]	[a]	& Prior	Acquisitions	Total	[b]	Prior	AWS Total
Bakery-Cafes	11	30	551	3	595
Q1 10	$56,113	$37,384	$41,193	—	$41,040	-10.8%	10.2%	9.8%
Q2 10	$39,523	$36,343	$42,326	$32,542	$41,940	2.1%	10.0%	9.0%
2010 YTD	$42,755	$36,863	$41,758	$32,542	$41,492	-1.2%	10.1%	9.4%

[a]	2010 Company-owned AWS excludes 2010 and 2009 acquisition data.

[b]	Change in Company-owned AWS in 2010 from 2009 compares 30 bakery-cafes in 2010 against 8 bakery-cafes at the end of the second quarter of 2009.

	2010 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2010 Opens	2009 Opens	2008 Opens	2010		2009 Opens	2008 Opens &
	[c]	[c]	& Prior	Acquisitions	Total	[d]	Prior	AWS Total
Bakery-Cafes	10	38	753	3	804
Q1 10	$44,220	$36,610	$42,927	—	$42,620	4.6%	9.5%	8.8%
Q2 10	$38,330	$38,448	$43,960	$32,565	$43,615	4.6%	11.2%	10.5%
2010 YTD	$39,398	$37,518	$43,444	$32,565	$43,120	3.6%	10.4%	9.7%

[c]	2010 Franchise-operated AWS excludes 2010 and 2009 acquisition data.

[d]	Change in Franchise-operated AWS in 2010 from 2009 compares 38 bakery-cafes in 2010 against 20 bakery-cafes at the end of the second quarter of 2009.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 10	3	5	8	Q1 09	4	10	14
Q2 10	8	5	13	Q2 09	4	10	14
Q3 10				Q3 09	9	10	19
Q4 10				Q4 09	13	9	22
2010 YTD	11	10	21	2009 YTD	30	39	69

AWS - average weekly sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 26 weeks ended
	April 27, 2010	June 1, 2010	June 29, 2010	June 29, 2010	June 29, 2010
Company-owned	10.3%	10.3%	8.2%	9.6%	9.8%
Franchise-operated	10.5%	10.3%	9.5%	10.1%	9.7%
System-wide	10.4%	10.3%	9.0%	9.9%	9.7%
Company-owned comparable bakery-cafe sales percentages are based on sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we have modified the method by which we determine bakery-cafes included in our comparable bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition date occurred prior to the first day of our prior fiscal year. Comparable bakery-cafe sales exclude closed locations.